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                                                                      EXHIBIT 15

             REVIEW REPORT ON INTERIM CONDENSED FINANCIAL STATEMENTS

To the Shareholders
Pick-Ups Plus, Inc.

We have reviewed the accompanying balance sheet, statement of operations and statement of cash flows of Pick-Ups Plus, Inc. as of March 31, 2000, and for the three-month period then ended. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.





                                       /s/ LAZAR LEVINE & FELIX LLP
                                      ---------------------------------------
                                      LAZAR LEVINE & FELIX LLP

New York, New York
May 1, 2000